UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 9, 2008

Genelabs Technologies, Inc.
(Exact name of registrant as specified in its charter)

California	0-19222	94-3010150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Penobscot Drive, Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 369-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with James A.D. Smith’s resignation as President and Chief Executive Officer of Genelabs Technologies, Inc. (the “Registrant”), effective January 29, 2008, the Registrant and Mr. Smith entered into a separation agreement as of February 9, 2008 pursuant to which the Registrant agreed to pay Mr. Smith an aggregate amount of $234,150, subject to all applicable tax withholding, payable over seventeen (17) semi-monthly installments, and to pay Mr. Smith a lump sum equal to $100,350, which constitutes full payment of Mr. Smith’s 2007 annual bonus under the Registrant’s bonus plan.  In addition, the Registrant agreed to extend the stock option exercise period for Mr. Smith’s fully vested stock options during the approximately eight and a half (8 ½)-month payment period.  Mr. Smith agreed to act as a consultant to the Registrant on an as-needed basis for up to ten (10) hours per week during the approximately eight and a half (8 ½)-month payment period.

Additionally, Mr. Smith may continue to receive health insurance benefits for up to twelve (12) months or until such shorter period of time as Mr. Smith may become eligible for health insurance benefits through a subsequent employer.  Mr. Smith agreed to not solicit the Registrant’s customers or employees for one year and to not disclose the Registrant’s confidential information.  Mr. Smith also agreed to release the Registrant from any claims he may have against it.

The foregoing summary of the separation agreement between the Registrant and Mr. Smith is subject to, and qualified in its entirety by, the separation agreement attached to this Current Report on Form 8-K as Exhibit 10.01, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.01	Separation Agreement and General Release between Genelabs Technologies, Inc. and James A.D. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genelabs Technologies, Inc.
Date: February 11, 2008	By:	/s/ Frederick W. Driscoll
	Name:	Frederick W. Driscoll
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.01	Separation Agreement and General Release between Genelabs Technologies, Inc. and James A.D. Smith